PRICING SUPPLEMENT NO. 15 DATED                         Filed Pursuant to
DECEMBER 28, 2000 TO PROSPECTUS DATED                   Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS              File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000


                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series F
                 Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:             $ 503,000.00
Original Issue Date (Settlement Date):  January 3, 2001
Stated Maturity Date:                   December 15, 2007
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          8.500% Per Annum
Interest Payment Dates:                 December 15 and June 15 and
                                        Semi-Annually Thereafter
                                        Commencing June 15, 2001

Survivor's Option:                      [ X ] Yes     [  ] No
Optional Redemption:                    [ X ] Yes     [  ] No

Initial Redemption Date:                December 15, 2002
Redemption Price:                       Initially 101% of Principal
                                        Amount and 100% after the
                                        first anniversary of the
                                        Initial Redemption Date.

                                        Principal Amount of Notes
       Agent                            Solicited by Each Agent

First of Michigan Corporation           $ 270,000.00
Prudential Securities Incorporated      $  15,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $ 129,000.00
Raymond James & Associates, Inc         $  19,000.00
J.W. Korth & Company                    $  70,000.00
       Total                            $ 503,000.00


                                        Per Note Sold by
                                        Agents To Public         Total

Issue Price:                            $   1,000.00         $ 503,000.00
Agent's Discount or Commission:         $       7.00         $   3,521.00
Maximum Dealer's Discount or
  Selling Concession:                   $      16.50         $   8,299.50
Proceeds to the Company:                $     976.50         $ 491,179.50

CUSIP Number:  12589Q5Z5